EXHIBIT 10.1

Titan Machinery Inc. Non-Employee Director Compensation Plan

Each non-employee director of Titan Machinery Inc. (the “Company”) shall receive:

•                  an annual retainer of $20,000, payable quarterly (the chair of the audit committee shall receive an additional $10,000 retainer);

•                  an annual grant of shares of restricted common stock(1) equal to $30,000, based upon the fair market value of the Company’s common stock on the grant date(2), granted on the first trading day of the second month of the Company’s second fiscal quarter;

•                  a $1,500 cash fee per board meeting attended and a $1,000 cash fee per committee meeting attended ($500 for board or committee teleconferences); and

•                  reimbursement of reasonable expenses incurred in connection with his services as a director.

(1) The restricted stock grants shall have a one-year vesting period and each director shall be required to hold such shares of restricted stock until such director is no longer serving as a director of Titan Machinery Inc.

(2) The fair market value of the Company’s common stock shall be equal to the closing price of the Company’s common stock on the Nasdaq stock market on the date of determination.